                                                                    Exhibit 10.3

                                 AGREEMENT

     This agreement ("Agreement") is effective the 25 day of July 1996 and between Independence Public Media of Philadelphia, Inc. ("IPMP"), 6070 Ridge Avenue, Philadelphia, PA 19128 and Rocky Mountain Music Marketing ("RM"), 325 Pinehurst Circle, Colorado Springs, Colorado 80908.

                                 RECITALS

     WHEREAS, RM has developed the concept for "Public Property
Entertainment" which will be comprised of a series of programs ("Programs") consistent with programming already airing on Public Broadcast in which the Public Stations will participate;

     WHEREAS, the parties now desire to undertake the project entitled "Public Property Entertainment" and enter into this Agreement setting forth the terms and conditions under which the parties will proceed with the:

     a. Production, promotion, marketing and distribution of the program; and

     b. Sales of the program related ancillary products (a. + b. collectively "Program");

     WHEREAS, merchandise related to the programs will be created
("Products");

          NOW, THEREFORE, in consideration of the mutual benefits provided herein and intending to be legally bound hereby, the parties agree and covenant as follows:

     1. THE PROGRAM. The Program shall be consistent with programming already airing on Public Broadcasting and in accordance with all laws and Federal

Communication Commission ("FCC") rules and regulations governing broadcasting and standard broadcasting practices of the Public Broadcasting Service ("PBS"). All versions of the Program are intended for initial distribution over public broadcasting stations in the United States. Each 30 and 60 minute Program shall include a toll-free number including a direct response announcement soliciting orders for Products. Each program shall be copyrighted in the name of RM which agrees to take all steps necessary to secure registration of such copyrights prior to broadcast. All rights in and to the Programs shall belong to RM subject to the rights granted to IPMP below. It is understood and agreed that RM retains all other worldwide rights to distribute the Programs and Products with no revenue sharing with IPMP.

     2. THE PRODUCTS. RM shall design, create, order, and distribute all Products. IPMP is not the designer, seller, manufacturer or sales and marketing agent of the Products. All costs and expenses of acquiring and providing the Products will be the sole responsibility of RM. It is understood that IPMP has no financial obligation or other responsibility in developing, acquiring or providing any Products relating to the Program. In addition to the retail price of Products offered, RM may collect and retain a reasonable shipping and handling fee and such shipping and handling fee shall not be part of the gross proceeds to be proportionately shared by both parties.

     3. TERM OF AGREEMENT. This Agreement shall have a term of five (5) consecutive years beginning after the first release of the first Program in a series of Programs to public television stations subject to the following requirements: IPMP shall distribute by making the Program available for airing to a minimum audience composed of 30% of the Public Broadcast audience as defined by Nielsen designated market areas during any six (6) month period.

     4. TERMINATION. Either party may terminate this Agreement by giving the other 6 months written notice prior to the expiration of any term, otherwise it shall automatically renew under the same terms and conditions for an additional term of five (5) years. In the event of termination, all rights to the Program and/or Products shall belong to RM and all rights granted hereunder to IPMP shall terminate. This Agreement shall terminate at the election of the non-defaulting party in event of a default by the other party.

     5. RIGHT OF FIRST REFUSAL OF IPMP. RM shall exclusively present to IPMP all its new Programs and all new program ideas for public television national distribution. IPMP shall have the right of first refusal to produce or co-executive produce and present on substantially the same terms and conditions as convened herein any subsequent programs to be produced by RM for initial public television distribution. Such right of first refusal must be exercised by IPMP within sixty (60) days of presentation of the program or programs outlined by RM.

     6. RM RESPONSIBILITIES. RM is solely responsible for providing and/or doing the following with respect to Programs and Products:

        a. venue and set;

        b. television mobile unit, crew, producer, director and associate director;

        c. all talent appearing in the Program or series;

         d. all videotape stock required for production and distribution of the program;

         e. lighting director, crew and additional lighting requirements;

         f. musical arranger;

         g. audio mobile unit with director and crew;

         h. music and other clearances for the Program and all other related products;

         i. security for production equipment and talent while at set and venue;

         j. development of press kits and other standard promotional materials for the program;

         k. insure an adequate inventory to fill all related Product orders;

         l. copyright and service mark registrations as appropriate and required by law;

         m. all videotape, audio cassette and compact disc orders for inventory shall be made by RM. It is RM's sole responsibility to supply an inventory adequate to fill orders within a reasonable time period;

         n. reasonable quantities of promotional copies of the Program(s) will be made available for any mutually agreed upon promotional campaign. The cost of these tapes will be borne by RM;

         o. quarterly accounting and payment to IPMP no later than 30 days following the close of each calendar quarter for Product(s);

         p. pay IPMOP 10% of funds received from third-party funders for the funding of the Program(s);

         q. RM shall provide to IPMP at least two (2) Programs per year. The first Program is to be produced on or before October 1, 1999 of this Agreement, with additional Programs to be provided by RM to IPMP within each successive six (6) month calendar period hereafter. (Gary Goodell 2/16/99 Sheeri Culver 2/16/00). Each Program shall have a minimal production cost of $250,000 per Program, however, if there are a series of Programs produced in any six months, the series of Programs shall in the aggregate total $250,000.

         r. all other goods, services and things relating to the production and sale of the Program(s) and Product(s).

     7. RIGHTS TO THE SERIES. RM is the owner of the Program(s). RM hereby grants to IPMP the exclusive and irrevocable rights to copy and distribute each program for distribution over broadcast television, basic cable television, pay-cable television, direct broadcast from satellite television and any other broadcasting technologies for the United States. RM shall decide when to distribute to non-public television broadcast channels, in its sole discretion. Furthermore, RM may, in its sole discretion, determine when to withdraw the Programs from public broadcast distribution.

     8.  IPMP RESPONSIBILITIES. IPMP is responsible as follows:

         a. during production of Program(s), IPMP will pay out of funds provided by RM all invoices as RM shall direct and approve. Such payment shall be made within two weeks of submission of payment instructions in writing to IPMP.

Disbursements may include, but are not limited to: marketing and promotion of the Program(s), artist research and development, contracting the rights of the artist(s) to perform along with all necessary back-up artist(s), venue center rent, orchestra costs, concert director, concert producer, special effects and lighting, press conferences, celebrity travel and expenses, press kits, video director along with truck and equipment and ancillary support, music producer along with truck and equipment and ancillary support, video post-production, music post-production, legal, insurance and accounting.

         b. IPMP will distribute the Programs and/or license and/or sell the Programs to public television stations (and upon expiration of Public Television Broadcasting exclusive rights to non-Public Broadcasting entities) who wish to exercise rights relating to the Programs.

         c. IPMP shall, by offering for airing distribute the Program(s) to and offer for broadcast to Broadcast Television, basic cable television, pay-cable television and direct broadcast from satellite television within sixty (60) days of the withdrawal of the Program from Public Broadcast distribution, and the Program shall be made available to be viewed nationally by at least 30% of the national viewing audience as defined by Nielsen's Designated Market Areas during any 6 month period.

       9.  RIGHTS TO THE PROGRAMS.

           RM shall be owner of and hold the copyright of each program in the Program. RM hereby grants to IPMP the exclusive and irrevocable right to copy and distribute the Program(s) for performance over public broadcast television, broadcast television, basic cable television, pay cable television and direct broadcast from satellite television, and any other broadcast technology for the United States.

     10. PROGRAM(S) UNDERWRITING. All underwriting obtained for the Program(s) and the promotional and television credit shall be in accordance with all laws and FCC rules and regulations governing broadcasting and standard broadcasting practices of public television.

     11. PROGRAM CONTENT. Program content shall be in accordance with all laws and FCC rules and regulations governing broadcasting and standard broadcasting practices of the Public Broadcasting System.

     12. THIRD PARTY FUNDING. For certain tax and public relations purposes, certain outside corporate or individual sources may choose to fund a portion of the cost related to the production and distribution of the Program(s). All efforts to obtain the above-mentioned third-party funding shall be made by RM and all such funds shall be paid to IPMP.

     13. REVENUE DISTRIBUTION. All gross revenues received from the sale of video tapes, audio cassettes, compact discs and other Products shall be distributed to the parties as set forth in Exhibit "A" which is attached hereto and made a part hereof. IPMP will share, during the term of this Agreement, in all Product sales. All Product sales includes but is not limited to the distribution of the Program by broadcast television, video cassette, basic cable television, pay cable television and direct broadcast from satellite television or other broadcast technologies in the United States.

During the term of this Agreement, all gross revenue received from the syndication of the Program(s) shall be divided as follows:

            a. IPMP shall receive seven (7%) percent of the gross revenue received from all sales; and

            b. RM will receive ninety-three (93%) percent of the gross revenues received from all sales.

     14. SYNDICATION VENTURES. RM will have final approval of all syndication ventures.

     15. PRODUCT PRICES. The price at which the Products shall be sold shall be reasonable and determined by RM in its reasonable discretion.

     16. MAILING LIST. It is agreed that the mailing list created from the "Public Property Entertainment" Product sales shall belong to RM. However, IPMP may use the mailing list obtained from Product sales within their viewing area for any purposes.

     17. CONSULTATION. The importance of cooperation by and between the parties is recognized by the parties. Therefore, in order to effectuate an efficient and profitable administration of this Agreement, the parties agree to consult regularly concerning this Agreement and duties hereunder and to provide each other in a timely fashion, information and materials required for each to carry out its responsibilities hereunder.

     18. SERIES CREDIT. The production credit appearing on the Program(s) and any materials promoting the Program(s) shall read as follows:

                 "Public Property Entertainment is a co-
                 production of WYBE-TV and Rocky Mountain
                 Music Marketing or its designated affiliates.

                 Additional support was provided by
                 _____________".

     19. AUDIT. Each party shall maintain true and complete books of account containing an accurate record of all data necessary to account for revenues, costs and expenses hereunder in accordance with generally accepted accounting principles. Each party shall have the right to examine and copy such books and records of the other regarding Programs and Products for the purposes of verifying the accuracy thereof and the amounts of payments made under the Agreement. Any such examination shall be made not more than twice in each calendar year and shall take place during normal business hours at the party's place of business upon reasonable notice from the other party. Each parties' right of review with respect to any financial report shall be terminated two years after the close of each fiscal year. Any fees and expenses of accountants performing such verification shall be borne by the requesting party.

     20. WARRANTY AND INDEMNIFICATION. Each party warrants and represents that is has the full right, power and authority to enter into this Agreement and to grant the rights and undertake the obligations provided herein and that each party is legally bound hereby. Each party ("Indemnifying Party") shall indemnify and hold the other party ("Indemnified Party") harmless from and against any and all loss, damage, liability, cost and expense, including all court costs and attorneys' fees (incurred by the indemnified party resulting from any breach of warranty, representation, agreement or obligation made herein by the Indemnifying Party. In all cases of indemnity with respect to a claim made by any third party, the party seeking indemnification shall give notice to the other party or parties, who thereupon shall have the right to assume the defense and settlement of the claims upon which indemnity is being sought.

     21. INSURANCE. Each party warrants that it has appropriate errors and omissions and other insurance covering risks inherent in the television production/print publication industry, including without limitation, copyright, patent and trademark infringement, defamation and invasion of privacy in an amount not less than $1 million dollars. A certification of the existence of such insurance shall be delivered to any party requesting same within two weeks of a written request for same.

     22. FCC PROHIBITIONS. The parties agree that they shall refrain from accepting any compensation, gift or gratuity whatsoever (regardless of value or forum) if such compensation, gift or gratuity is received directly or indirectly, under any express or implied agreement, understanding or authorization, effecting in any way the content of the Program(s) in a manner contrary to Sections 317 and 508 of the Communications Act of 1934 as amended.

     23. FORCE MAJEURE. No party shall be deemed in default or otherwise liable hereunder due to that party's inability to perform by reason of any fire, earthquake, flood, epidemic, accident, explosion, casualty, strike, lockout, labor controversy, riot, civil disturbance, act of public enemy, embargo, war, act of God, or any municipal, county, sate or national ordinance or law, or any executive, administrative or judicial orders (which judicial orders are not the result of any act or omission to act which would constitute a default hereunder) or any failure or delay of any transportation, power or other essential thing required or similar causes beyond that party's control.

     24. NO JOINT VENTURE. The parties expressly agree that it is not intended in any way that this Agreement be interpreted as a joint venture or partnership between the parties. Neither of the parties hereto will make representations to outside parties that a partnership exists or that the other party hereto is responsible for its debts.

     25. NOTICES. Any notice required to be given by the terms of this Agreement shall be deemed to have been given when the same is sent by certified mail, postage prepaid, and properly addressed to the other party at locations specified herein as follows:

                             William J. Rinier, General Manager
                             Independence Public Media of Philadelphia, Inc. 6070 Ridge Avenue
                             Philadelphia, PA 19128

                             and for Rocky Mountain Music Marketing

                             Gary Goodell
                             Rocky Mountain Music Marketing
                             3235 Pinehurst Circle
                             Colorado Springs, CO 80908

or at such other addresses as such other party may supply by written notice from time to time.

     26. DEFAULT. The occurrence of any one or more of the following events shall constitute an event of default of this Agreement:

            a. The failure of any party to make any payment within fifteen (15) days of due date after 10 days written notice;

            b. The failure of any party to observe or perform any material non-payment covenant, agreement or obligation under this Agreement within fifteen (15) days of due date after 10 days' written notice;

            c. The material breach of any representation or warranty hereunder.

     27. NON-COMPETITION. So long as IPMP shall be legally bound under this Agreement, IPMP shall not either directly or indirectly by itself or through any affiliate, promote, market, sell or otherwise distribute or be associate with, whether as principal, agent, distributor, representative, stockholder or otherwise, any person or entity which promotes, markets, sells, or otherwise distributes to a national audience similar products along the marketing strategies of RM in regard to musical projects and television series with a budget in excess of $135,000.

            IPMP shall NOT BE BOUND by this non-compete clause if it first presents, in writing, an idea for approval to RM for a new program and, if within 30 days of presentation, RM, or any of its associates, do not agree in writing to be legally bound to provide all necessary funding for the program idea under the terms and conditions as set forth by IPMP.

     28. CONFIDENTIAL INFORMATION. From time to time, each party may make available to the other information of a confidential nature regarding the products and/or its operations, including without limitation, product descriptions and specifications, product lists, equipment, marketing plans, strategies and materials, techniques, methods, data and other trade secrets of RM or IPMP (collectively "Confidential Information").

            In consideration of the mutual obligations of the parties under this Agreement, each party agrees that it will not disclose, divulge, copy or otherwise use or transmit, in competition with or contrary to the interests of the other party, any Confidential Information during the terms of this Agreement and thereafter, it being acknowledged that all such information and materials obtained by or disclosed to each party in the course of performing services under this Agreement are confidential and the exclusive property of the other party.

     29.  ASSIGNMENT.  RM may assign this Agreement.

     30. RECITALS. All recitals set forth above are incorporated herein by reference as though fully set forth at length.

     31. GOVERNING LAW. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without reference to Pennsylvania's principles of conflicts of laws.

     32. INTEGRATION CLAUSE. This Agreement contains the entire Agreement between the parties. There are no other understandings or Agreements, verbal or otherwise, in relation thereto, except those expressly set forth herein. The parties have not relied on any statement, projection, report, information or other representation or warranty except for those representations and warranties specifically set forth in this Agreement.

     33. SEVERABILITY. No determination by any court, governmental body, arbitration or other judicial body that any provision of this Agreement or amendment is invalid or unenforceable in any instance shall effect the validity or enforceability of any other provision of this Agreement. Each provision shall be valid or enforceable to the fullest extent permitted by, and shall be construed where and whenever possible as being consistent with applicable law.

     34. NO WAIVER OF DEFAULT. This Agreement shall remain in full force and effect unless and until terminated under and pursuant to the terms of this Agreement. The failure of either party to insist upon strict performance under the provisions of this Agreement shall in no way effect the right of such party thereafter to enforce the same, nor shall waiver of any breach of any provision hereof be construed as a waiver of any subsequent default of the same or similar nature, nor shall it be construed as a waiver of strict performance of any obligations herein.

     35. PERSONS BOUND. This Agreement shall be binding upon, and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns.

     36. NO ORAL MODIFICATION. This Agreement may not be modified or amended except in writing executed by the parties.

     37. HEADINGS NOT PART OF AGREEMENT. Any headings preceding the text of the several paragraphs and sub-paragraphs hereof are inserted solely for convenience and reference and shall not constitute a part of this Agreement nor shall they effect its meaning, construction or effect.

     38. COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be an original which together shall constitute one and the same instrument.

     39. SURVIVAL. All parties agree that the representations, warranties and obligations hereunder shall survive any closing or exchange dates hereunder.

     40. MUTUAL COOPERATION. Each party shall, at any time and from time to time thereafter, take any and all steps to execute and perform the Agreement, acknowledge and deliver it to the other party and execute any and all further instruments and/or documents that the other party may reasonably require for the purpose of giving full force and effect to the provisions of this Agreement.

     41. TELEFACSIMILE EXECUTION. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability or binding effect of this Agreement.

     42. ARBITRATION. In the event of any dispute under or relating to the terms of this Agreement, or the breach, validity, or legality thereof, it is agreed that the same shall be submitted to arbitration in Philadelphia, Pennsylvania, in accordance with the rules of commercial arbitrations promulgated by the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The prevailing party in the arbitration shall be entitled to recover any and all reasonable attorneys' fees and other costs incurred as a result of the arbitration proceeding.

         IN WITNESS WHEREOF, the parties hereto have affixed their signatures below on the date first written above, intending to be legally bound hereby.


                                                    INDEPENDENCE PUBLIC MEDIA
                                                      OF PHILADELPHIA, INC.


 7/25/96                                        BY:  /s/ Carl G. Cooper (SEAL)
----------                                          -------------------
Date                                                CARL G. COOPER, Esquire
                                                    President


                                                    INDEPENDENCE PUBLIC MEDIA
                                                     OF PHILADELPHIA, INC.


 7/25/96                                        BY: /s/ William J. Rinier (SEAL)
----------                                          ---------------------
Date                                                WILLIAM J. RINIER
                                                    General Manager


                                                    ROCKY MOUNTAIN MUSIC
                                                      MARKETING


 7/25/96                                        BY: /s/ Gary Goodell (SEAL)
----------                                          -----------------
Date                                                Gary Goodell
                                                    Sole Proprietor

                                   EXHIBIT A

DISTRIBUTION OF PROCEEDS:

RMMM will have the unrestricted right to sell and distribute these products at such prices as RMMM may, in its sole judgment, determine. RMMM in is sole judgement, may also offer the products in various and different combinations or packages.

It is understood by the parties that the exact product line, pricing and sales channels to be utilized cannot be specified at this time. These issues will be negotiated by RMMM at its sole discretion.

There are various channels through which products are distributed to consumers. The potential profitability varies greatly in each area. The parties acknowledge that IPMOP, Inc. will participate in each channel as outlined below.

=================================================================================
DISTRIBUTION CHANNEL                      IPMOP, INC. PARTICIPATION
---------------------------------------------------------------------------------
PUBLIC BROADCAST TELEVISION (LOCAL)       *   OF GROSS RETAIL PRICE
                                          (LOCAL)+
---------------------------------------------------------------------------------
PUBLIC BROADCAST TELEVISION               *   OF GROSS RETAIL PRICE
(NATIONAL)                                (NATIONAL)+
---------------------------------------------------------------------------------
BROADCAST & CABLE TV                      *   OF GROSS RETAIL MINUS
                                          COST OF MEDIA AND COST OF
                                          TELEMARKETING PER UNIT++
---------------------------------------------------------------------------------
ALL TELEVISION UPSELL                     *   OF GROSS RETAIL PRICE MINUS COST OF
                                          MEDIA AND COST OF TELEMARKETING PER
                                          UNIT++
---------------------------------------------------------------------------------
TV SHOPPING NETWORKS                      *   OF GROSS WHOLESALE PRICE
---------------------------------------------------------------------------------
DIRECT MAIL                               *   OF GROSS WHOLESALE PRICE
---------------------------------------------------------------------------------
RETAIL                                    *   OF NET SALES
---------------------------------------------------------------------------------
OUTBOUND TELEMARKETING                    *   OF NET RETAIL PRICE
=================================================================================

+ DOES NOT INCLUDE PREMIUM SALES TO PUBLIC STATIONS
++ COST OF MEDIA PER UNIT WILL ONLY APPLY TO SALES OVER BROADCAST AND CABLE TELEVISION, NOT PUBLIC BROADCAST TELEVISION SALES.

SUCH COST OF MEDIA IS DESCRIBED AS THE GROSS COST OF AIR TIME CHARGED TO RMMM BY THE BROADCAST AND CABLE NETWORKS TO MARKET THE PRODUCT DIVIDED BY THE NUMBER OF PRODUCT UNITS SOLD DURING ALL AIR TIME, COMPUTED ON A QUARTERLY BASIS. IPMOP, INC. UNDER THIS AGREEMENT, HAS THE RIGHT TO AUDIT THE BOOKS OF RMMM FOR SUCH COSTS.

* CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.